Exhibit 10.9

FORM OF TAX PROTECTION AGREEMENT

This Tax Protection Agreement (this “Agreement”) is entered into as of             , 2015, by and among Easterly Government Properties LP, a Delaware limited partnership (“EGPLP”), and Michael P. Ibe (“Contributor”) in connection with the contribution of certain real property assets (the “Properties’) by Contributor and certain of his affiliates to EGPLP in exchange for limited partnership units in EGPLP. This Agreement is being entered into for the benefit of the WD Indemnified Parties (as defined below).

Section 1 Definitions.

(a) “Applicable Tax Liability” shall mean, with respect to each WD Indemnified Party, an amount equal to the aggregate federal, state and local income taxes incurred by such WD Indemnified Party attributable to the amount of Built-In Gain allocated to such WD Indemnified Party as a result of a breach of Section 2, and shall be determined using the Effective Tax Rate.

(b) “Built-In Gain” shall mean, with respect to each Property: (i) the amount by which the fair market value of the Property, as determined for federal income tax purposes, exceeds the WD Limited Partners’ basis in the Property for federal income tax purposes, immediately prior to the time the WD Limited Partners contributed the Property to EGPLP, the amount of which is set forth on Annex A, minus (ii) the amortization of such amount on account of the reductions in the so-called “book-tax” disparity properly attributable to the Property due to Code Section 704(c) allocations and reverse Code Section 704(c) allocations described in Treasury Regulations Section 1.704-3(a)(6). For the avoidance of doubt, Built-In Gain shall be reduced by any Built-In Gain that is recognized for federal income tax purposes during the Protected Period, including, without limitation, any Built-in Gain without duplication thereof, recognized by the WD Indemnified Parties as a result of a prior breach by EGPLP of its obligations under this Agreement provided the WD Indemnified Parties were properly indemnified pursuant to Section 4(a) for such prior breach.

(c) “Closing Date” means the date on which the Properties are contributed to EGPLP.

(d) “Code” means the Internal Revenue Code of 1986, as amended.

(e) “Effective Tax Rate” shall mean the highest effective federal, state and local income tax rate applicable to individuals resident in San Diego, California, taking into account the character and type of the income recognized in the transaction giving rise to such taxes and the deductibility of state and local taxes for federal income tax purposes (unless and to the extent that such WD Indemnified Party demonstrates to the reasonable satisfaction of EGPLP that such WD Indemnified Party is unable to deduct the state or local taxes for federal income tax purposes either because it is actually subject to the Federal alternative minimum tax for the relevant taxable year or because such deductions are otherwise limited with respect to the WD Indemnified Party); provided, however, that if a WD Indemnified Party to whom the Effective Tax Rate is being applied is a resident for state and local income tax purposes in a city other than San Diego, California, then the state and local income tax rate for purposes of determining the

Effective Tax Rate for such WD Indemnified Party shall be the rate applicable in the state and city in which such WD Indemnified Party is resident.

(f) “Government Entity” means any nation or government, any state, province or other political subdivision thereof, and any agency, authority, department, board, tribunal, commission or instrumentality thereof, and any person exercising executive, legislative, judicial, regulatory or administration functions of or pertaining to any of the foregoing.

(g) “OPUs” means any limited partnership interests in EGPLP held by a WD Limited Partner that were received on account of the contribution of the Properties.

(h) “Person” means an individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

(i) “Protected Period” shall mean the period commencing on the Closing Date and ending on the eighth (8th) anniversary of the Closing Date.

(j) “Protected Property” shall mean each of (i) the Properties, (ii) any direct or indirect interest in any entity through which EGPLP owns a direct or indirect interest in any Property, and (iii) any property received by EGPLP or any entity in which EGPLP holds a direct or indirect interest as “substituted basis property” as defined in Code Section 7701(a)(42) with respect to a Protected Property.

(k) “WD Indemnified Party” shall mean the Contributor and each individual who (or, in the case of any entity that is subject to income tax on the Built-In Gain, each such entity that) as of the date hereof, directly or indirectly beneficially owns an interest in the OPUs, or any affiliate of the foregoing.

(l) “WD Limited Partner” shall mean the Contributor and each other Person controlled by the Contributor that holds OPUs.

Section 2 Restrictions on Dispositions of Protected Properties.

(a) Subject to Section 2(b), during the Protected Period, neither EGPLP nor any entity in which EGPLP holds a direct or indirect interest will consummate, directly or indirectly, a sale, transfer, exchange, or other disposition of any Protected Property or any interest therein in a transaction that results in the recognition by any WD Indemnified Party of all or any portion of the Built-In Gain.

(b) Section 2(a) shall not apply to any sale or transfer as a result of the condemnation or other taking of any Protected Property by a Government Entity in an eminent domain proceeding or otherwise.

Section 3 Elections. During the Protected Period, EGPLP shall elect to use the “traditional method” of making allocations under Code Section 704(c) with respect to the Built-In Gain with respect to each Protected Property as provided in Treasury Regulations Section 1.704-3(b).

Section 4 Indemnification; Liability.

(a) Indemnification for Breach. If a breach by EGPLP of any of its obligations or agreements under this Agreement during the Protected Period results in any WD Indemnified Party recognizing all or any portion of the Built-In Gain for income tax purposes, then EGPLP shall indemnify, defend, hold harmless and, not later than 90 days following such breach, pay to such WD Indemnified Party an amount equal to the sum of (1) the Applicable Tax Liability, plus (2) an amount equal to the aggregate federal, state, and local income taxes payable by the WD Indemnified Party as a result of the receipt of any payment required under clause (1) and this clause (2) of this Section 4(a) (the “Gross-up Amount”), calculated by applying the Effective Tax Rate to any such additional income. The amount of the payments due under this Section 4(a), including the Gross-up Amount, shall be computed without regard to any losses, credit, or other tax attributes that such WD Indemnified Party might have that would reduce its actual tax liability.

(b) Exclusive Remedy. The parties hereto agree and acknowledge that the indemnity, defense and hold harmless obligations of EGPLP pursuant to Section 4(a) hereof shall constitute liquidated damages for any breach by EGPLP of this Agreement, and shall be the sole remedy of the WD Indemnified Parties or WD Limited Partners for any such breach of this Agreement. No WD Indemnified Party or WD Limited Partner shall bring any claim for specific performance under this Agreement for any breach of this Agreement, other than a claim for performance of the payment obligations set forth in this Section 4.

(c) Limitations.

(i) For the avoidance of doubt, EGPLP shall not be liable to any WD Indemnified Party for any income or gain (i) allocated to such WD Indemnified Party with respect to OPUs that is not the result of a breach by EGPLP of its obligations or agreements under this Agreement, or (ii) resulting from distributions by EGPLP made with respect to the class of limited partnership units in EGPLP that includes the OPUs that are made to all holders of units of such class.

(ii) No officer, director, limited partner or employee of EGPLP or any of its affiliates (other than the general partner of EGPLP) shall have any liability for any breach of the obligations and agreements of EGPLP under this Agreement.

(d) Process for Resolving Disputes. If EGPLP has breached or violated any of the covenants set forth in this Agreement (or a WD Indemnified Party asserts that EGPLP has breached or violated any of the covenants set forth in this Agreement), EGPLP and the WD Indemnified Party agree to negotiate in good faith to resolve any disagreements regarding any such breach or violation and the amount of damages, if any, payable to such WD Indemnified Party under Section 4(a). If any such disagreement cannot be resolved by EGPLP and such WD Indemnified Party within sixty (60) days after the receipt of a notice of disagreement from either party, EGPLP and the WD Indemnified Party shall jointly retain a nationally recognized independent public accounting firm (an “Accounting Firm”) to act as an arbitrator to resolve as expeditiously as possible all points of any such disagreement (including, without limitation, whether a breach of any of the covenants set forth in this Agreement has occurred and, if so, the amount of damages to which the WD Indemnified Party is entitled as a result thereof, determined as set forth in Section 4(a)). All determinations made by the Accounting Firm with respect to the resolution of any breach or violation of any of the covenants set forth in this Agreement and the amount of damages payable to the WD Indemnified Party under Section 4(a) shall be final, conclusive and binding on EGPLP and the WD Indemnified Party. The fees and expenses of any Accounting Firm incurred in connection with any such determination shall be shared equally by EGPLP and the WD Indemnified Party, provided that if the amount determined by the Accounting Firm to be owed by EGPLP to the WD Indemnified Party (i) is equal to or greater than the amount proposed by the WD Indemnified Party prior to the submission of the matter to the Accounting Firm, then all of the fees and expenses of any Accounting Firm incurred in connection with any such determination shall be paid by EGPLP or (ii) is equal to or less than the amount proposed by the EGPLP prior to the submission of the matter to the Accounting Firm, then all of the fees and expenses of any Accounting Firm incurred in connection with any such determination shall be paid by the WD Indemnified Party.

Section 5. Tax Treatment and Reporting; Tax Proceedings.

(a) Appointment of Representative. Each WD Indemnified Party that is or becomes a beneficiary to this Agreement, as a condition to becoming a beneficiary to this Agreement, agrees for EGPLP’s benefit that Michael P. Ibe (the “Representative”) alone will represent and act on behalf of the WD Indemnified Parties (and each hereby irrevocably appoints the Representative as his, her, or its representative) for the purpose of giving any notice, consent, approval or waiver required or contemplated in this Agreement, and each agrees that EGPLP shall be fully entitled to rely conclusively on any such notice, consent, approval, waiver or other determination by the Representative as an action by the appointed and authorized representative of the WD Indemnified Parties. In addition, each WD Indemnified Party acknowledges and agrees that wherever, in this Agreement, EGPLP is required to make a payment to any of the WD Indemnified Parties, so long as EGPLP has delivered the payment in question to the Representative or an account designated by the Representative in writing for the benefit of the WD Indemnified Parties, as applicable, EGPLP shall be deemed to have fully satisfied the payment obligation in question.

(b) Tax Treatment of Transaction. Each of the parties hereto shall treat the contribution of the Properties to EGPLP in exchange for the OPUs for federal income tax purposes as a contribution under Code Section 721. No party hereto shall, at any time during or with respect to the Protected Period, take any contrary or inconsistent position in any federal or state income tax returns or for any income tax purposes, except pursuant to a final determination (as defined in Code Section 1313(a)) with a Government Entity.

(c) Notice of Tax Audits. If any claim, demand, assessment (including a notice of proposed assessment) or other assertion is made with respect to taxes against any WD Indemnified Party, WD Limited Partner or EGPLP the calculation of which involves a matter covered in this Agreement (“Tax Claim”) or if EGPLP, a WD Indemnified Party or a WD Limited Partner receives any notice from any jurisdiction with respect to any current or future audit, examination, investigation or other proceeding (“Proceeding”) involving the WD Indemnified Parties, WD Limited Partners or EGPLP that otherwise could involve a matter covered in this Agreement, then EGPLP, the WD Limited Partners or the WD Indemnified Parties, as applicable, shall promptly notify the other parties of such Tax Claim or Proceeding.

(d) Participation in Tax Proceedings. EGPLP shall have the right to participate, at its own expense, in any tax audits or proceedings of the WD Limited Partners and WD Indemnified Parties that relate to a matter that is covered by this Agreement, and the WD Limited Partners or WD Indemnified Parties (as applicable) shall not settle or otherwise resolve any such matter without EGPLP’s prior written consent, which consent shall not be unreasonably withheld or delayed. The WD Limited Partners and the WD Indemnified Parties (as applicable) shall keep EGPLP reasonably informed of the details and status of any such tax audits and proceedings (including providing EGPLP with copies of all written correspondence regarding such matter).

Section 7 Miscellaneous.

(a) Assignment. No WD Indemnified Party shall assign this Agreement or its rights hereunder to any Person without the prior written consent of EGPLP, which consent EGPLP may grant or withhold in its sole discretion, and any such assignment undertaken without such consent shall be null and void.

(b) Integration, Waiver. This Agreement (including any Annex hereto) and that certain Contribution Agreement, dated as of January 26, 2015, entered into by and among, inter alia, EGPLP and the Contributor, embody and constitute the entire understanding among the parties hereto with respect to the subject matter hereof and supersede all prior agreements, understandings, representations and statements, whether oral or written. Neither this Agreement nor any provision hereof may be waived, modified, amended, discharged or terminated except by an instrument signed by the party against whom the enforcement of such waiver, modification, amendment, discharge or termination is sought, and then only to the extent set forth in such instrument. No waiver by a party hereto of any failure or refusal by any other party to comply with its obligations hereunder shall be deemed a waiver of any other or subsequent failure or refusal to so comply.

(c) Governing Law. This Agreement shall be governed by, and construed in accordance with, the law of the State of Delaware, without regard to principles of conflicts of laws.

(d) Captions Not Binding; Annexes. The captions in this Agreement are inserted for reference only and in no way define, describe or limit the scope or intent of this Agreement or of any of the provisions hereof. All Annexes attached hereto shall be incorporated by reference as if set out herein in full.

(e) Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

(f) Severability. If any term or provision of this Agreement or the application thereof to any Persons or circumstances shall, to any extent, be invalid or unenforceable, the remainder of this Agreement or the application of such term or provision to Persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforced to the fullest extent permitted by law.

(g) Notices. Any notice to be given hereunder by any party to the other shall be given in writing by either (i) personal delivery, (ii) registered or certified mail, postage prepaid, return receipt requested, or (iii) facsimile transmission (provided such facsimile is followed by an original of such notice by mail or personal delivery as provided herein), and any such notice shall be deemed communicated as of the date of delivery (including delivery by overnight courier, certified mail or facsimile). Mailed notices shall be addressed as set forth below, but any party may change the address set forth below by written notice to other parties in accordance with this paragraph.

As to EGPLP:	c/o Easterly Government Properties, Inc. 2101 L Street NW, Suite 750 Washington, DC 20037 Attention: William C. Trimble, III Phone: (202) 595-9500 Facsimile: (617) 581-1440

And to:	Goodwin Procter LLP 53 State Street Boston, Massachusetts 02109-2802 Attention: Mark S. Opper, Esq. Phone: 617-570-1000 Facsimile: 617-523-1231

As to Contributor, Representative and WD Limited Partners:	Michael P. Ibe c/o Western Devcon, Inc. 10525 Vista Sorrento Parkway, Suite 110 San Diego, California 92121 Phone: (858) 587-9999 Facsimile: (858) 587-1954

And to:	Seltzer Caplan McMahon Vitek 750 B Street, Suite 2100 San Diego, California 92101 Attention: David J. Dorne, Esq. Phone: (619) 685-3027 Facsimile: (619) 702-6806

(h) Counterparts. This Agreement may be executed in counterparts, each of which shall be an original and all of which counterparts taken together shall constitute one and the same agreement. The signature page of any counterpart may be detached therefrom without impairing the legal effect of the signature(s) thereon provided such signature page is attached to any other counterpart identical thereto except having additional signature pages executed by other parties to this Agreement attached thereto.

(i) Construction. The parties acknowledge that each party and its counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendment or Annex hereto.

(j) Attorneys’ Fees. In the event that it becomes necessary for either party to employ counsel in connection with any action arising out of this Agreement, the prevailing party shall be entitled to receive all reasonable costs and expenses (including reasonable attorneys’ fees) incurred by such prevailing party in connection with such action or proceeding. A party entitled to recover costs and expenses under this Section shall also be entitled to recover all costs and expenses (including reasonable attorneys’ fees) incurred in the enforcement of any judgment or settlement obtained in such action or proceeding and provision (and in any such judgment provision shall be made for the recovery of such post-judgment costs and expenses).

[signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

EASTERLY GOVERNMENT PROPERTIES LP

By: Easterly Government Properties, Inc., its sole General Partner

By:
Name:
Title:

“CONTRIBUTOR”

MICHAEL P. IBE

Michael P. Ibe

[Signature Page to Tax Protection Agreement]

ANNEX A

PROTECTED PROPERTIES

Protected Property	Tax Basis	Built-In Gain Immediately prior to Contribution
West Afton, LLC – 8505 Aero Drive, San Diego, CA	$2,605,588	$	[	]
West Courthouse, LLC – 2003 W. Adams Avenue, El Centro, CA	$16,142,639	$	[	]
West D.E.A., LLC – 4920 Greencraig Lane, San Diego, CA	$1,537,867	$	[	]
West INS, LLC – 2411 Boswell Road, Chula Vista, CA	$3,819,985	$	[	]
West Mission Viejo, LLC – 26051 Acero Road, Mission Viejo, CA	$3,117,917	$	[	]